UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2006 (March 28, 2006)

NATIONWIDE FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12785	31-1486870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Nationwide Plaza, Columbus, Ohio	43215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 249-7111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement

On March 28, 2006, the Nationwide Financial Services, Inc. (NFS) Compensation Committee increased the 2006 base salary of W.G. Jurgensen, NFS’ Chief Executive Officer, from $235,500 to $247,275. This amount represents the portion of Mr. Jurgensen’s total salary that is allocated to NFS under a cost sharing agreement among NFS, Nationwide Mutual Insurance Company (NFS’ ultimate majority parent company) and other Nationwide companies.

NFS expects to issue Nationwide Value Added (NVA) and stock option award opportunities to certain executives of NFS under the Third Amended and Restated Nationwide Financial Services, Inc. 1996 Long Term Equity Compensation Plan (LTEP) on April 6, 2006. These awards will be granted pursuant to an amended form of NVA and stock option award agreement, a copy of which is filed as Exhibit 99.1 to this report.

NVA awards provide recipients with an opportunity to accumulate credits or debits in a “bank” based on NVA results in relation to established target performance criteria, and to receive a payment of one-third of any positive bank balance at the end of each year. Target performance is achieved when (1) Nationwide Income After Capital Charge (NIACC) equals 0, meaning the Nationwide group of companies (Nationwide) achieved an economic return on equity equal to its cost of capital (weighted 50%), and (2) the change in NIACC from the previous year equals 0.5% times the beginning capital, meaning NIACC must improve by one-half of one percent of Nationwide’s beginning economic capital base from the previous year (weighted 50%). One-third of the positive bank balance, which includes the bank balance (positive or negative) carried forward from the previous year’s award, is paid in cash, and two-thirds remain in the bank. The form of NVA award agreement sets forth the NVA award formula, as well as vesting and other information regarding stock option awards. Among other things, the form of NVA award agreement was amended to make certain changes regarding participants’ current NVA bank balances, to permit combination of the NVA bank under the LTEP with award banks under other Nationwide plans, and to address the requirements of Section 409A of the Internal Revenue Code.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 99.1	Form of NVA Target Award Opportunity and Stock Option Award agreement, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONWIDE FINANCIAL SERVICES, INC.
(Registrant)

Date: April 3, 2006	/s/ Timothy G. Frommeyer
Timothy G. Frommeyer Senior Vice President – Chief Financial Officer